EXHIBIT 99.1

NEWS RELEASE

AMERICAN EAGLE

OUTFITTERS

Announces Roger Markfield Signs Long-Term

Agreement with the Company

Susan McGalla Promoted to President,

Chief Merchandising Officer of the AE Brand

Warrendale, PA, May 17, 2005 -- American Eagle Outfitters, Inc. (NASDAQ:AEOS) today announced that Roger Markfield signed an agreement to serve as an advisor to the Company through 2012. He will continue to serve as President of the Corporation through 2005, and Vice Chairman of the Board through 2006. Roger will focus on the development of the new retail concept and strategic growth initiatives, as well as advise the American Eagle brand, transitioning to a reduced schedule in February 2006. As Chief Merchandising Officer from 1993 through 2003, Roger has been instrumental to the growth and success of the American Eagle brand.

Susan McGalla, Executive Vice President of Merchandising, was promoted to President of the American Eagle Brand, in which she will be directly responsible for the design, merchandising and marketing functions. Susan joined the Company in 1994, rising to General Merchandise Manager of Women's in 1997, and contributed to the growth of the Women's business from 20% to 61% of total sales. Most recently, as Executive Vice President/Chief Merchandising Officer, Susan has been responsible for merchandising functions, and has been instrumental to the Company's significant growth and improvement over the past 15 months.

American Eagle Outfitters' CEO, Jim O'Donnell, commented, "I am very pleased to have Roger's long-term commitment to provide on-going merchandising leadership and creative vision, particularly as we develop our next retail brand. Susan has a proven track record and extensive experience with the American Eagle brand. After working with her for several years now, I have tremendous confidence in her ability to lead the brand to continued growth and success."

American Eagle Outfitters (NASDAQ: AEOS) is a leading lifestyle retailer that designs, markets, and sells its own brand of relaxed, casual clothing for 15 to 25 year olds, providing high-quality merchandise at affordable prices. AE's collection includes modern basics like jeans, cargo pants, and graphic Ts as well as a stylish assortment of cool accessories, outerwear and footwear. American Eagle Outfitters currently operates 777 AE stores in 50 states, the District of Columbia and Puerto Rico, and 70 AE stores in Canada. AE also operates via its Web business, www.ae.com, which offers additional sizes and styles of favorite AE merchandise.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding the continued growth and success of the American Eagle brand and the launch and growth of our new retail concept. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company's control. Such factors include, but are not limited to the risks associated with the specialty apparel retail business, starting a new retail apparel brand, and those other risks described in the Company's filings with the Securities and Exchange Commission. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The Company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

Company Contacts:

Laura Weil

Judy Meehan

724-776-4857